Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Agreement”) is entered into and effective as of August 1, 2025 (the “Effective Date”), by and between Lifeward, Inc. (the “Company”), and Almog Adar (“Employee”). Employee and the Company shall be referred to herein, collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Parties entered into an Employment and Relocation Agreement dated as of April 10, 2024 (the “Prior Employment Agreement”); and

WHEREAS, the Company desires to have the Employee serve as the Company’s Chief Financial Officer;

WHEREAS, the Parties therefore desire to amend the Prior Employment Agreement on the terms and conditions set forth herein.

WHEREAS, this Agreement supersedes in all respects all prior agreements between the Employee and the Company regarding the subject matter herein, including without limitation the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment.

(a)          The Company hereby agrees to continue the employment of, and the Employee hereby agrees to continue such employment with the Company, beginning on the Effective Date and continuing for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

(b)          The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee’s employment with the Company, the employment of the Employee by the Company, or the Employee’s undertakings under this Agreement.

2.          Term of Employment.  The Company shall employ the Employee and the Employee shall be employed by the Company pursuant to this Agreement commencing on the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”).  The Employee’s employment with the Company will be “at will,” meaning that the Employee’s employment may be terminated by the Company or the Employee at any time and for any reason subject to the terms of this Agreement.

3.          Duties. The Employee shall be employed as the Chief Financial Officer of the Company, shall faithfully and competently perform such duties as inhere in such position and as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities as the CEO of the Company shall from time to time determine. The position shall report to the CEO. The Employee shall perform his duties principally at the executive offices of the Company, with such travel to such other locations from time to time as the CEO of the Company may reasonably prescribe.  Except as may otherwise be approved in advance by the CEO of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability or non-profit public service activities, the Employee shall devote his full time throughout the Term to the services required of him hereunder. The Employee shall render his business services exclusively to the Company (which term includes any of its subsidiaries or affiliates). During the Term, the Employee shall use his best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Notwithstanding the foregoing, the Employee shall be entitled to participate as a director and investor in other business enterprises and to engage in activities related thereto so long as such participation and activities do not (i) involve a substantial amount of the Employee’s time, (ii) impair the Employee’s ability to perform his duties under this Agreement or (iii) violate the provisions of Section 12 of this Agreement.

4.          Salary. As compensation for the complete and satisfactory performance by the Employee of the services to be performed by the Employee hereunder during the Term, the Company shall pay the Employee a base salary at the annual rate of Three Hundred Fifteen Thousand Dollars ($315,000.00) (said amount, together with any adjustments thereto as may be determined from time to time by the Compensation Committee of the Company in its sole discretion, being hereinafter referred to as “Base Salary”). Any Base Salary payable hereunder shall be paid in regular intervals in accordance with the Company’s payroll practices from time to time in effect.

5.          Bonus and Equity Compensation.

(a)         The Employee will be eligible to participate in the Company’s bonus plan, with eligibility for an annual bonus of up to thirty-five percent (35%) of the Employee’s then-Base Salary, assuming Company and individual objectives are met (the “Bonus”). For the period from the Effective Date through December 31, 2025, the Bonus will be structured as follows:  (i) the Employee shall be entitled to a retention payment in the total amount of $80,000, which shall be paid in two installments of $40,000 each, with the first payment to be made on the first practicable payroll date following the Effective Date, and the second payment to be made when the Company pays bonuses to other executives, in each case, subject to the Employee’s continued employment on the date of payment; and (ii) the Employee shall be eligible for up to an additional 7% of Employee’s Base Salary, which shall be based on the Employee’s achievement of individual metrics and milestones as determined by the Board of Directors in its sole discretion (such calculation shall be pro-rated for this period based on the Employee base salary and bonus percentage before the Effective Date and the Employee’s base salary and bonus percentage after the Effective Date).  For the years following 2025, any Bonus shall be determined in the sole discretion of the Board of Directors.  Payment of such bonuses will be subject to the approval of the Compensation Committee of the Board of Directors. Performance that exceeds the agreed-upon objectives will allow for payment beyond the 35% target.

(b)         The Employee will also be eligible for annual grants of Restricted Stock Units (“RSUs”) with terms generally consistent with the terms set forth in the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and any subsequent incentive plans.

(c)          Following the Effective Date, Lifeward Ltd., an Israeli company that is the parent company of the Company and that is publicly traded on the NASDAQ Stock Market (the “Parent Company”) will grant the Employee, pursuant to the 2025 Plan, an option to purchase 225,000 ordinary shares of the Parent Company (the “Options”). The Options will vest in four equal annual installments, with the first installment vesting on the first anniversary of the grant date, shall have an exercise price equal to the closing price of the Parent Company’s ordinary shares on the NASDAQ Stock Market on the date of grant.  The Options shall be subject to the terms and conditions for such awards as set forth in the Company’s 2025 Plan.

6.	Other Benefits. During the Term, the Employee shall:

(i)            be eligible to participate (on terms at least as favorable as other executive employees) in employee fringe benefits and pension and/or profit-sharing plans that may be provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

(ii)           be entitled to medical and dental coverage under the Company’s health care policy for its executive employees and their dependents in accordance with the provisions of such Company’s health care policy, as the same may be in effect from time to time;

(iii)          be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its executive officers, provided that such number of paid vacation days in each calendar year shall not be less than twenty (20) workdays (four (4) calendar weeks); the Employee shall also be entitled to all paid U.S. holidays given by the Company to its senior executive officers;

(iv)           be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time and applicable law; and

(v)            be entitled to reimbursement for all reasonable and necessary out- of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with the Company’s normal policies from time to time in effect.

7.          Confidential Information. The Employee hereby covenants, agrees, and acknowledges as follows:

(a)          The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any other present or future subsidiaries or affiliates of the Company (collectively with the Company, the “Companies”), including but not limited to (i) inventions; designs; specifications; materials to be used in products and manufacturing processes; customer lists; claims histories, adjustments and settlements and related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; premium structures; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas, and potential new business locations and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the “Confidential Information”, provided that the term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Employee), (y) that the Employee receives on a non- confidential basis from a source (other than the Companies or their representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to any of the Companies or (z) that was in the possession of the Employee prior to disclosure by the Companies.

(b)          The Employee shall not disclose, use or make known for him or another’s benefit any Confidential information or use such Confidential Information in any way except as is in the best interests of the Companies in the performance of the Employee’s duties under this Agreement. The Employee may disclose Confidential Information when required by a third party and applicable law or judicial process, but only after providing immediate notice to the Company at any third party’s request for such information, (subject to section 7(c) below) which notice shall include the Employee’s intent with respect to such request.

(c)          Notwithstanding the above, this Agreement does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission (“SEC”). Additionally, pursuant to the Defend Trade Secrets Act of 2016 (the “Act”), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (a) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; (b) solely for the purpose of reporting or investigating a suspected violation of law; or (c) made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Under the Act, an individual who files a lawsuit alleging retaliation for reporting a suspected violation of law may disclose the Company’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files a document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to limit or interfere with Employee’s rights under the Act, or limit Employee’s right to provide information to the SEC with or without notice to the Company.

(d)          The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Companies shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Companies from pursuing any other rights and remedies available for any such breach or threatened breach.

(e)          The Employee agrees that upon termination of his employment with the Company for any reason, the Employee shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(f)          The obligations of the Employee under this Section 7 shall, except as otherwise provided herein, survive the termination of the Term and the expiration or termination of this Agreement.

(g)          The Employee hereby expressly agrees that the foregoing provisions of this Section 7 shall be binding upon the Employee’s heirs, successors and legal representatives.

8.	Termination.

(a)          The Employee’s employment hereunder shall be terminated upon the occurrence of any of the following:

(i)	death of the Employee;

(ii)
the Employee’s inability to perform his duties on account of disability or incapacity for a period of one hundred eighty (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

(iii)	the Company giving written notice, at any time, to the Employee that the Employee’s employment is being terminated “for cause” (as defined below);

(iv)	the Company giving written notice, at any time, to the Employee that the Employee’s employment is being terminated other than pursuant to clause (i), (ii) or (iii) above;

(v)	the Employee voluntarily terminates for Good Reason as defined below; or

(vi)	the Employee voluntarily terminates without Good Reason, in which case the Employee’s employment shall end forty-five (45) days after written notice of the Employee’s intent to resign.

The following actions, failures, and events by or affecting the Employee shall constitute “cause” for termination within the meaning of clause (iii) above:

(A) an indictment for or conviction of the Employee of, or the entering of a plea of nolo contendere by the Employee with respect to, having committed a felony, (B) abuse of controlled substances or alcohol or acts of dishonesty or moral turpitude by the Employee that are detrimental to the Company, (C) acts or omissions by the Employee that the Employee knew were likely to damage the business of the Company, (D) negligence by the Employee in the performance of, or disregard by the Employee of, his material obligations under this Agreement or otherwise relating to his employment, which negligence or disregard continue un-remedied for a period of fifteen (15) days after written notice thereof to the Employee, or (E) failure by the Employee to obey the reasonable and lawful orders and policies of the Board of Directors that are consistent with the provisions of this Agreement (provided that, in the case of an indictment described in clause (A) above, written notice of such proposed termination and a reasonable opportunity to discuss the matter with the CEO shall be provided, and in the case of clause (B), (C) or (E) above, the Employee shall have received notice from the Company, followed by a notice that the CEO of the Company adheres to its position.

(b)          In the event that the Employee’s employment is terminated pursuant to clause (iv) or (v) of Section 8(a) above, and subject to Employee signing a release agreement in a form acceptable to the Company, and the release agreement becoming effective and irrevocable, the Company shall provide to Employee:

(i)           salary continuation at the Employee’s Base Salary rate for six (6) months following the date of termination (the “Severance Pay”);

(ii)          a payment equal to  the amount of the Employee’s Target Bonus for the then-current year paid in six (6) substantially equal installments over a six-month period and in accordance with the Company’s standard payroll practices; and

(iii)         subject the Employee’s eligibility for and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Employee a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (A) the end of the period over which the Company pays the Severance Pay; (B) the Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Employee’s coverage continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  The Employee authorizes the Company to deduct the Employee’s monthly contribution to group health insurance premiums from the Severance Pay.

(c)          The Company (and its affiliates) shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee’s cessation of employment (including, without limitation, by reason of termination of the Employee for cause, Employee’s resignation without Good Reason, or by reason of death or disability) other than (i) any Base Salary as shall have accrued and remained unpaid as of the date of the termination of employment, and (ii) such other amounts, if any, which may be otherwise payable to the Employee pursuant to the terms of the Company’s benefit plans.No interest shall accrue on or be paid with respect to any portion of any payment hereunder.

(d)          For purposes of this Agreement, the term “Good Reason” means Employee resigns due to (i) he no longer reports to a person with a grade level equal to or higher than his; (ii) relocation of the Employee by the Company without Employee’s express written consent to a facility or location more than fifty (50) miles from Employee’s then-current location in one or more steps; (iii) a ten percent (10%) or greater reduction in the Base Salary (other than an equivalent percentage reduction in the base salaries that applies to Employee’s entire business unit); (iv) a material breach by the Company of this Agreement; or (v) the Company fails to renew or maintain a directors’ and officers’ insurance coverage (D&O insurance); provided, however, that with respect to each of the foregoing, Employee must (a) within ninety (90) days following its occurrence, deliver to the Company a written explanation specifying the specific basis for Employee’s belief that he is entitled to terminate his employment for Good Reason, (b) give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery of such explanation and (c) provided Company has failed to cure any of the foregoing within such thirty (30) day cure period, terminate Employee’s employment within thirty (30) days following expiration of such cure period.

9.          Severance Bonus in Event of Change of Control.

(a)          In the event that the Employee’s employment with the Company is terminated by the Company (or its successor) not for cause or by the Employee for Good Reason within 90 days prior to a Change of Control as defined below, or one year following a Change of Control, upon the effective date of termination of employment the Employee shall be entitled to the following severance, subject to Employee signing a release agreement in a form acceptable to the Company and the release becoming effective and irrevocable:

(i)          salary continuation at the Employee’s Base Salary rate for twelve (12) months following the date of termination (the “Change of Control Severance Pay”);

(ii)          a lump-sum payment equal to  the amount of the Employee’s Target Bonus for the then-current year;

(iii)          subject  the Employee’s eligibility for and proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”), the Company shall pay to the group health plan provider, the COBRA provider or the Employee a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company until the earliest of (A) the end of the period over which the Company pays the Change of Control Severance Pay; (B) the Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Employee’s coverage continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  The Employee authorizes the Company to deduct the Employee’s monthly contribution to group health insurance premiums from the Change in Control Severance Pay; and

(iv)          All unvested RSUs and Options will vest and become immediately exercisable upon the effective date of termination of employment.

(v)          “Change of Control” shall have the meaning set forth in Section 2.10 of the Company’s Amended and Restated 2025 Incentive Compensation Plan.

(b)          If the Employee is eligible for the severance payments in accordance with Section 9(a), the provisions of Section 9(a) shall apply in lieu of, and expressly supersede, the provisions of Section 8(b).  For the avoidance of doubt, the Employee understands that in no event will the Employee be entitled to severance payments and benefits under both Section 8(b) and 9(a) of this Agreement.

(c)          The Company shall pay the Severance Pay or Change of Control Severance Pay, as applicable, in substantially equal installments in accordance with the Company’s payroll practices commencing within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay or Change of Control Severance Pay, as applicable, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

10.          Non-Assignability.

(a)          Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 10(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

(b)          Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

11.          Inventions. Any and all inventions, innovations or improvements (“inventions”) made, developed or created by the Employee (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the Term which may be directly or indirectly useful in, or relate to, the business of the Company shall be promptly and fully disclosed by the Employee to the Board of Directors of the Company and shall be the Company’s exclusive property as against the Employee, and the Employee shall promptly deliver to an appropriate representative of the Company as designated by the Board of Directors all papers, drawings, models, data and other material relating to any inventions made, developed or created by him as aforesaid. The Employee shall, at the request of the Company and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company’s counsel to direct issuance of patents or copyrights to the Company with respect to such inventions as are to be the Company’s exclusive property as against the Employee or to vest in the Company title to such inventions as against the Employee. The expense of securing any such patent or copyright shall be borne by the Company.

12.	Restrictive Covenants.

(a)         Non-Competition or “Non-Compete”. During the Term and during the twelve (12) month period following Employee’s termination, the Employee will not directly or indirectly (as a director, officer, executive employee, manager, consultant., independent contractor, advisor or otherwise) engage in competition with, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in competition with the Company within the meaning of Section 12(d) below, provided, however, that the provisions of this Section 12(a) shall not be deemed to prohibit the Employee’s ownership of not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held company in competition with the Company, or ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of any other business in competition with the Company. The geographic territory within which this Section 12(a) applies is all of the United States of America, Europe and Asia.

(b)         Non-Solicitation of Employees. During the Term and during the twelve (12) month period following the Employee’s termination, the Employee will not directly or indirectly induce or attempt to induce any employee of any of the Companies to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof.

(c)         Non-Solicitation of Clients and Prospective Clients. During the Term and during the twelve (12) month period following the Employee’s termination, Employee shall not, directly or indirectly, canvass, contact, solicit or service, for the purpose of selling, marketing, or providing competitive products or services in the Competitive Business as defined below, any Client or Prospective Client of the Company to which Employee had “exposure in any material capacity” (as that phrase is defined below) during the last twelve (12) months of Employee’s employment with the Company. For purposes of this section, the term “Client” shall mean any individual or business entity which received any products or services from the Company during the last twelve (12) months of Employee’s employment with the Company. For purposes of this section, the term “Prospective Client” shall mean any individual or business entity with which the Company was in active business discussions and negotiations and to which the Company had presented a proposal for the sale or provision of its products or services during the last twelve (12) months of Employee’s employment with the Company. For purposes of this section, “exposure in any material capacity” shall mean

(i) access to and review of the Company’s information pertaining to a Client or Prospective Client, or (ii) direct communication, whether written, electronic, verbal or otherwise, regarding the Company’s business with a Client or Prospective Client.

(d)         Certain Definitions. For purposes of this Section 12, a person or entity (including, without limitation, the Employee) shall be deemed to be a competitor of the Company, or a person or entity (including, without limitation, the Employee) shall be deemed to be engaging in competition with the Company, if such person or entity is engaged in a business involving robotic technologies designed to allow mobility of paralyzed or limited mobility patients (“Competitive Business”).

(e)         Certain Representations of the Employee. In connection with the foregoing provisions of this Section 12, the Employee represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood. The Employee further agrees that the limitations set forth in this Section 12 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Companies. It is understood and agreed that the covenants made by the Employee in this Section 12 (and in Section 7 hereof) shall survive the expiration or termination of this Agreement.

(f)          Injunctive Relief. The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Sections 7 or 12 hereof would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

In the event Employee is terminated without “non-compete cause,” which for the purposes of this Section 12 only, means, the Company has a reasonable and good faith basis to be dissatisfied with Employee’s job performance, Employee’s conduct or Employee’s behavior Provided further, if Employee complies with the terms of this Agreement, including Section 12(a), the Company shall pay as “Garden Leave” continuing severance pay at a rate equal to fifty percent (50%) of Employee’s Base Salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices (the “Non-Compete Period”); provided, however, to the extent Employee is eligible for and agrees to severance payments under Sections Section 8 or 9 above, Employee shall not be entitled to the Garden Leave payment and will instead be subject to any non-competition provisions set forth in any Release signed by the Employee, and entitled to any severance payments provided by such Release.

(g)          The “Garden Leave” payments, if any, will commence on the next regular payroll date following the termination of Employee’s employment and shall be subject to all applicable withholdings. During the Non-Compete Period, Employee understands that he will not be an employee of the Company and will not be eligible to accrue (i) any bonuses, commissions, or other benefits, including, but not limited to any retirement contributions previously made by the Company; and (ii) any vacation/sick/paid time off. Any vacation/sick/paid time off accrued prior to Employee’s termination will be paid in accordance with applicable law and Company policies. If the Company begins paying Employee the Garden Leave, the Company will continue making payments during the Non-Compete Period unless Employee: (i) breaches his fiduciary duty to the Company; (ii) unlawfully takes property belonging to the Company; or (iii) violates the terms of this Agreement in any way; at which time the Company will discontinue payments to Employee under this section, and the Non-Compete Period will be extended up to two (2) years from the date of Employee’s termination.

The Company may elect to enforce the provisions of the Non-Compete or waive them at its sole discretion. If the Company elects to waive the provisions of the Non-Compete, such waiver may be accomplished by the Company providing Employee with written notice of its election to waive: (A) on or before the last day of Employee’s employment with the Company pursuant to an involuntary termination, or (B) within two (2) weeks after Employee’s resignation from employment.

Employee acknowledges that the Employee has been afforded at least ten (10) business days to consider the provisions of the non-competition provisions of this Agreement. The Non- Competition provisions shall not take effect until the eleventh business day after Employee’s receipt of this Agreement.

Employee further acknowledges that he has received other mutually agreed upon consideration in exchange for Employee entering into the non-competition provisions of this Agreement, including an increase in Base Salary and increased Bonus potential.

13.          Binding Effect. Without limiting or diminishing the effect of Section 7 or Section 12 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

14.          Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and
(i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile or email confirmed in writing to the recipient, if to the Company at the Company’s principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

15.          Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

16.          Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 7 or 12 hereof is void or constitutes an unreasonable restriction against the Employee, the provisions of such Section 7 or 12 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 7 or 12 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

17.          Waiver. Failure to insist upon strict compliance with any of the terms, covenants or condition hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

18.          Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

19.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement effective as of the Effective Date.

Almog Adar	William Mark Grant President and Chief Executive Officer Lifeward, Inc.